                                                                    EXHIBIT 10.2

                     DATA PROCESSING RESOURCES CORPORATION
                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of May 4, 1999, by and between DATA PROCESSING RESOURCES CORPORATION, a California corporation ("DPRC"), and DAVID M. CONNELL ("Employee"), with reference to the following:

     A. DPRC and Employee are parties to that certain Employment Agreement dated August 1, 1995, as amended pursuant to that letter of understanding dated September 20, 1996 and that certain Addendum to Employment Agreement dated September 2, 1997 (the "Prior Employment Agreement").

     B. DPRC and Employee now wish to amend and restate the Prior Employment Agreement as set forth in this Agreement.

     NOW, THEREFORE, in consideration for the promises and obligations set forth below, DPRC and Employee agree as follows:

1.   Employment and Term.
     -------------------

     1.1 DPRC agrees to continue to employ Employee, and Employee agrees to continue to be employed by DPRC, on the terms and conditions described below.

     1.2 The Prior Employment Agreement commenced on August 1, 1995 for a term of three (3) years. This Agreement shall be effective as of May 4, 1999 (the "Effective Date") and shall, unless sooner terminated pursuant to the terms set forth below, terminate on the third anniversary of the Effective Date. The period during which Employee is employed by DPRC hereunder is referred to as the "Term." The Term shall be automatically extended for a period of twelve (12) additional months unless DPRC shall notify Employee in writing, not less than six
          (6) months prior to the end of the initial term or any extension thereof, of DPRC's intention that the Term not be extended.

2.   Duties.
     ------

     2.1 Employee shall serve as the Executive Vice President and as a Director of DPRC during the Term and shall devote his full-time efforts to such duties and responsibilities as may be assigned to him from time to time by, and shall report to, the Chairman and Chief Executive Officer of

          DPRC. Such duties shall include strategic planning, mergers and acquisitions and integration related activities.

     2.2 Employee shall serve without additional compensation in one or more offices, as a member of any committee of the Board of Directors of DPRC or of any direct or indirect subsidiary of DPRC.

     2.3 DPRC agrees that (i) Employee shall be permitted to work on a full-time basis from his home office or a DPRC office situated in or around the San Fernando Valley area of Los Angeles County, (ii) DPRC will not ask Employee to relocate his home office or his residence from Camarillo, California, and (iii) that DPRC will reimburse Employee for, or pay directly, reasonable costs in connection with Employee's lodging, for not more than three (3) nights per work week, in the immediate vicinity of the offices of DPRC's corporate headquarters in the event that Employee chooses at his option to work at DPRC's corporate offices instead of his home office or another DPRC office in the San Fernando Valley area.

3.   Compensation.
     ------------

     3.1 As consideration for the performance of his duties and responsibilities hereunder, Employee shall be entitled to the compensation set forth on Exhibit "A" attached hereto and incorporated herein by this reference (the "Compensation").

     3.2 Employee understands and acknowledges that, except as otherwise set forth in this Agreement, the Compensation will constitute the full and exclusive consideration to be received by Employee for all services performed by Employee in connection with DPRC's employment of Employee, and for the performance of all his promises and obligations under this Agreement.

     3.3 Aside from the Compensation, DPRC may adopt, or continue in force, benefit plans for the benefit of its employees or certain of its employees which may include, but not be limited to, group life
          insurance, medical insurance, etc.   DPRC may terminate any or all
          such plans at any time and may choose not to adopt any additional or replacement plans. Employee's rights under any benefit plans now in force or later adopted by DPRC shall be governed solely by the terms of such plans; provided, however, that in no event shall Employee's rights under any such benefit plans be less than those of any other senior executive officer of DPRC.

4.   Duty to Devote Full Time and Avoid Conflict of Interest.   During the Term,
     -------------------------------------------------------
     Employee shall devote his full-time efforts to his duties as an employee of DPRC and shall not, directly or indirectly, engage or participate in any activities which are in conflict with the best interests of DPRC.

5.   Compliance with Rules and Regulations.   During the Term, Employee shall
     -------------------------------------
     comply with DPRC's rules, regulations and practices, including but not limited to those rules concerning vacation and sick leave, as they may from time to time be adopted or modified, so long as they are uniformly applied to all employees.

6.   Non-competition and Non-solicitation by Employee.
     ------------------------------------------------

     6.1 During the Term, Employee shall not engage in any activity competitive with or adverse to DPRC's business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation and shall not otherwise undertake planning for or the organization of any business activity competitive with DPRC's business or combine or conspire with other employees or representatives of DPRC for the purpose of organizing any such competitive business activity; provided, however, that Employee may own up to one percent (1%) of the outstanding stock of any publicly traded corporation.

     6.2 It is understood that Employee will gain knowledge and make contacts with DPRC's customers and clients (sometimes collectively referred to in this Agreement as the "Clients" and individually as a "Client") and prospective clients of DPRC in the course of his employment. In recognition of this understanding, Employee agrees as follows:

          (a) For a period of two (2) years following the termination of his employment, Employee shall not interfere or attempt to interfere in any way with any existing relationships of DPRC with any Client with whom DPRC has participated in at least one project or placement within the two (2) years prior to the termination of his employment, and shall not solicit, divert or take away or attempt to solicit, divert or take away any business of DPRC that is either under contract or in negotiation at the time of the termination of his employment.

          (b) For a period of two (2) years following the termination of his employment, Employee shall not interfere or compete in any way with any proposal efforts of DPRC already in progress (that is, a proposal sent to or being then currently developed for a specific Client or potential client of DPRC) at the time of the termination of his employment.

          (c) For a period of two (2) years following the termination of his employment, Employee shall not make use, in a manner competitive with the business of DPRC, of any of his personal relationships or business contacts developed during his employment or prior to his employment.

          (d) For a period of two (2) years following the termination of his employment, Employee shall not induce, solicit or influence or attempt to induce, solicit or influence any person who is engaged as an employee or otherwise by DPRC, to terminate his or her employment or other engagement with DPRC.


7.   Trade Secrets of DPRC.  Employee acknowledges and understands that during
     ---------------------
     his employment, he will have access to and will utilize and review information which constitutes valuable, important and confidential trade secrets, as that term is interpreted under the Uniform Trade Secrets Act (California Civil Code Section 3426 et seq.) and/or confidential and
                                         -- ---
     proprietary material and information of or relating to the business of DPRC necessary for the successful conduct of DPRC's business. This information includes, but is not limited to: (a) listings of and data regarding the Clients (past and current); (b) information regarding potential customers and clients; (c) data relating to the personnel, supervisory structure and procedures of the Clients; (d) information regarding specific computer technician staffing needs of the Clients; (e) information as to the identity, whereabouts, capabilities and availability of contractors in DPRC's database; (f) information regarding bidding, billing and pricing practices; (g) information regarding the nature and type of services rendered to the Clients; and (h) other methodologies, computer programs, employee and contractor resumes, employee databases, processes, compilations of information, results of proposals, job notes, reports and records (all of which information is sometimes referred to in this Agreement as the "Secrets"). The foregoing notwithstanding, Secrets shall not include information or data which is (i) in the public domain, (ii) generally known in the information technology staffing services industry,
     (iii) already known to Employee as of the date he began his employment with DPRC, or (iv) rightfully disclosed to Employee outside of the scope of his employment with DPRC by a third party not under a duty of confidentiality to DPRC. Employee understands further that the Secrets have been and will be accumulated by Employee and other personnel at DPRC at considerable expense to DPRC (including but not limited to compensation paid to DPRC personnel dealing with the Secrets and the Clients), and that DPRC has and will continue to expend its resources in order to maintain actively and vigorously the confidentiality of the Secrets, as such information is extremely valuable to DPRC, and well worth the expense of enforcement and preservation of such confidentiality. Accordingly, Employee agrees as follows:

          (a) All of the Secrets shall be safeguarded and treated as confidential by Employee.

          (b) Any and all data, notes, letters, computer programs and data, reports, telephone records and all other written documentation relating to the business of DPRC (including but not limited to the Secrets) that may be collected, compiled, written, reviewed or conceived by Employee from or by reason of services performed by Employee for DPRC shall become the absolute property of DPRC, and Employee shall not assert or establish a claim for any statutory or common law right or any other possessory or proprietary right with respect to any of the above.

          (c) Employee shall hold the Secrets in strictest confidence and shall not (i) disclose any Secrets to any person, corporation, firm, or other entity, either during the Term or thereafter, or (ii) use any Secrets in Employee's subsequent business or employment without the prior express written authorization of DPRC; provided, however, that Employee may disclose Secrets to the extent required to do so by a subpoena lawfully issued in a judicial proceeding or arbitration.

          (d) Employee shall not otherwise commit any act which shall compromise the confidentiality of any Secrets, including but not limited to making a copy of such property (whether electronic, paper or otherwise) without the prior express written authorization of DPRC.

8.   Confidential Information of Clients.  All ideas, concepts, information and
     -----------------------------------
     written material disclosed to Employee by DPRC, or acquired from any Client, and all financial, accounting, statistical, personnel, and business data and plans of the Clients, are and shall remain the sole and exclusive property and proprietary information of DPRC, or such Client, as the case may be, and are disclosed in confidence by DPRC or permitted to be acquired from the Clients in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of DPRC's business.

9.   Return of Information.  At the time of the termination of his employment,
     ---------------------
     Employee shall deliver promptly to DPRC all notes, books, electronic data (regardless of storage media), correspondence and other written or graphical records (including all copies thereof) in Employee's possession or under

     Employee's control relating to any business, work, Clients or any other aspect of DPRC, whether or not containing any Secrets, including but not limited to each original and all copies of all or any part thereof.

10.  Cooperation.  Both during the Term and thereafter, Employee shall sign all
     -----------
     papers, give evidence and testimony and, at DPRC's expense, perform all acts which, in DPRC's opinion, are necessary, proper or expedient to carry out and fulfill the purposes and intents of this Agreement.

11.  Remedies; Injunctive Relief.  Employee acknowledges and agrees that, in the
     ---------------------------
     event of a breach or threatened breach by Employee of any of the provisions of this Agreement, DPRC shall be entitled to a preliminary and a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with Employee, in addition to and not in limitation of any other rights, remedies, or damages available to DPRC at law or in equity.

12.  Termination of Employment.
     -------------------------

     12.1 DPRC may terminate Employee's employment at any time with "Cause" (as defined below). In the event that DPRC terminates Employee's employment with Cause, DPRC shall be obligated only to pay the base salary of the Compensation through the effective date of such resignation and, except as otherwise agreed in writing or as otherwise provided by this Agreement, DPRC shall have no further obligation to Employee under this Agreement by way of compensation or otherwise. Notwithstanding the foregoing, to the extent the grounds for any proposed termination with Cause are capable of being cured or remedied by Employee, DPRC shall not terminate Employee with Cause unless the Chief Executive Officer of DPRC has first counseled Employee as to how he could effect such cure or remedy and Employee is given at least thirty (30) days to do so. A determination of whether Employee has satisfactorily effected such cure or remedy shall be promptly made by a majority of the disinterested directors of the Board of Directors at the end of the period provided to Employee for such cure or remedy and such determination shall be final.

     12.2 DPRC may terminate Employee's employment at any time without Cause (as defined below) by giving Employee thirty (30) days' advance written notice of such termination. Employee may resign for Good Reason (as defined below) by giving DPRC thirty (30) days' advance written notice of such resignation. In the event that DPRC terminates Employee without Cause, or Employee resigns for Good Reason, DPRC shall pay to Employee the base salary of the Compensation and provide the same health and life insurance benefits through the effective date of such termination or resignation and, thereafter, until the earlier to occur of (i) the expiration of eighteen (18) months after the effective date of such termination, (ii) the date upon which Employee becomes employed on a full-time basis (including but not limited to self-employment, but only if Employee holds himself out to the public as being a self-employed consultant or other businessman), or (iii) the date upon which Employee violates any of Sections 6 through 10, inclusive. In addition, DPRC shall pay Employee, at such time following completion of the fiscal year-end audit when all other senior executive bonuses are paid, the pro-rated Incentive Bonus described in such Exhibit "A" to which Employee was entitled during his employment (which proration shall be based on a fraction, the numerator of which is the number of calendar days during the fiscal year during which Employee was employed prior to the effective date of such termination or resignation and the denominator of which is
           365).

     12.3 Employee may resign without Good Reason at any time by giving DPRC forty-five (45) days' advance written notice of such resignation. In the event that Employee resigns without Good Reason, DPRC shall be obligated only to pay the base salary of the Compensation through the effective date of such resignation and, except as otherwise agreed in writing or as otherwise provided by this Agreement, DPRC shall have no further obligation to Employee under this Agreement by way of compensation or otherwise.

     12.4 DPRC may terminate Employee's employment at any time if Employee becomes Disabled (as defined below) by giving Employee thirty (30) days' advance written notice of such termination. In the event that DPRC terminates Employee's because Employee has become Disabled, DPRC shall pay to Employee the base salary of the Compensation and provide the same health and life insurance benefits through the effective date of such termination and, thereafter, until the earlier to occur of (i) the expiration of eighteen (18) calendar months after the effective date of such termination of employment, (ii) the date upon which Employee becomes employed on a full-time basis (including but not limited to self-employment, but only if Employee holds himself out to the public as being a self-employed consultant or other businessman), or (iii) the date upon which Employee violates any of Sections 6 through 10, inclusive. In addition, DPRC shall pay Employee, at such time following completion of the fiscal year-end audit when all other senior executive bonuses are paid, the pro-rated Incentive Bonus described in such Exhibit "A" to which Employee was entitled during his employment

           (which proration shall be based on a fraction, the numerator of which is the number of calendar days during the fiscal year during which Employee was employed prior to the effective date of such termination and the denominator of which is 365).

     12.5 Employee's agreements, duties and obligations under Sections 6 through 10, inclusive, shall survive the termination of this Agreement and shall continue after any termination of Employee's employment pursuant to Sections 12.1, 12.2, 12.3 or 12.4 of this Agreement.

     12.6 This Agreement will terminate immediately upon Employee's death. In such event, DPRC shall pay to his estate (a) the base salary of the Compensation through the date of Employee's death and, thereafter, until the expiration of eighteen (18) calendar months after the date of Employee's death, and, (b) at such time following completion of the fiscal year-end audit when all other senior executive bonuses are paid, the pro-rated Incentive Bonus described in such Exhibit "A" to which Employee was entitled during his employment (which proration shall be based on a fraction, the numerator of which is the number of calendar days during the fiscal year during which Employee was employed prior to Employee's death and the denominator of which is
           365), and DPRC shall have no further obligation to Employee's estate under this Agreement by way of compensation or otherwise.

     12.7 As used in this Agreement, the following terms shall have the meanings indicated:

           (a) "Cause" shall mean an action or actions by Employee during his employment (including but not limited to inactions) which constitute either (i) gross insubordination, gross negligence, unethical or criminal behavior constituting a felony under federal or state law and which involves moral turpitude, or a breach of fiduciary duty of Employee as an officer and/or director of DPRC, or (ii) a violation of any of Sections 4 through 10, inclusive.

           (b) "Disabled" shall mean Employee's ability to perform his duties under this Agreement is impaired, due to sickness, physical or mental impairment or injury, by more than twenty-five (25%) for a period of six (6) consecutive months or for nine (9) months in any consecutive twelve (12) month period. In the event Employee disputes DPRC's determination that he is Disabled, Employee shall give written notice of such dispute to DPRC during the thirty (30) day notice period prior to the proposed effective date of such termination, and Employee and DPRC shall thereupon each select, within ten (10) days of such notice from Employee, a physician to evaluate whether Employee is Disabled. Such physicians shall complete their evaluation and report to the Board of Directors within ten (10) days. If such physicians do not agree as to whether Employee is Disabled, they shall promptly select a third physician to further evaluate Employee, whose conclusion on such matter shall be rendered within ten
                (10) days of his or her selection and shall be final and binding on Employee and DPRC.

          (c)   "Good Reason" shall mean any of the following:

                (i) (A) a demotion or assignment to Employee of duties inconsistent with his position, duties, responsibilities or status with DPRC, (B) a change in Employee's titles adverse to Employee, or (C) any removal of Employee from or any failure to reelect Employee to the office of Executive Vice President of DPRC, except, in any such case, with Employee's consent or in connection with the termination of his employment pursuant to Section 12.1 (with Cause), 12.3 (resignation without Good Reason), 12.4 (disability), 12.6 (death) or retirement; provided, however, that Good Reason shall not include the assignment to Employee of any duties or responsibilities of one or more management positions within his competence to the extent that any such position is not filled at any time and it is necessary to perform the duties and responsibilities of such position pending the hiring of a person to hold such position, and provided that DPRC is actively seeking to fill such position during the period of such assignment;

                (ii) a purported reduction by DPRC in the Compensation in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or any failure by DPRC to reimburse Employee or provide any material benefits set forth in Exhibit A;

                (iii) any failure by DPRC to continue in effect any benefit plan or arrangement (including, without limitation, DPRC's incentive bonus plan, profit sharing plan, stock option plans, medical insurance plans, disability insurance plans, life insurance plans or vacation pay plans, with such generally applicable amendments thereto as may be approved from time to time in good faith by DPRC's Board of Directors) in which Employee is participating or other plans providing Employee with substantially similar benefits (each, a "Benefit Plan"), or any action by DPRC which would materially and adversely affect Employee's participation in or materially reduce Employee's benefits under any Benefit Plan;

                (iv) any failure by DPRC to obtain the assumption of this Agreement by any successor or assign of DPRC, if such successor or assign asserts the position that it is not bound by the provisions hereof; or

                (v) any failure by DPRC to comply with any material provision of this Agreement;

                provided, however, that no such action shall be considered to constitute Good Reason unless and until Employee has given DPRC written notice of, and thirty (30) days' opportunity to cure or remedy the specific action which Employee alleges would constitute Good Reason if not so cured or remedied and DPRC has failed to effect such cure or remedy.

     12.8 The rights and remedies provided in this Section 12 shall constitute the exclusive rights and remedies available to Employee relating to or arising from the termination of his employment, including claims for breach of contract or in tort; provided, however, that Employee shall be entitled to pursue any and all available legal remedies based on any claim that such termination constituted a violation of applicable federal or state statutes or regulations.

     12.9 No policies or procedures of DPRC or benefits provided by DPRC, whether oral or written, express or implied, formal or informal, are intended, nor shall they be construed to limit the right or ability of DPRC to terminate Employee's employment or the right or ability of Employee to resign as set forth above. Except as otherwise agreed in writing or as otherwise provided by this Agreement, upon termination of Employee's employment, neither DPRC nor Employee shall have any further obligation to each other by way of compensation or otherwise.

     12.10 DPRC will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of DPRC, by agreement in form and substance reasonably satisfactory to Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that DPRC would be required to perform this Agreement if no such succession or assignment had taken place. In any such event, the term "DPRC" as used in this Agreement shall mean any such successor or assign which executes and delivers the agreement provided for in the immediately preceding sentence or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

     12.11 Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as expressly provided herein, no payment or benefit provided for under this Agreement shall be reduced by any compensation earned by Employee as the result of employment by another employer after the date of termination with DPRC. Except as expressly provided herein, the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any DPRC Benefit Plan, employment agreement or other contract, plan or arrangement.

13.  Miscellaneous Provisions.
     ------------------------

     13.1 In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, then all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of any restriction imposed by this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time period which such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period. In the event that any of the provisions of this Agreement shall be determined to cause a disallowance of any "pooling of interests" accounting treatment for any merger, acquisition or consolidation of DPRC with another entity, such provisions shall be deemed to be deleted and of no force and effect and all other provisions shall nevertheless continue to be valid and enforceable and read as though the deleted provisions had not been included in this Agreement.

     13.2 This Agreement shall be binding upon the heirs, executors, administrators, and successors-in-interest of the parties hereto.

     13.3 This Agreement shall be construed and enforced according to the laws of the State of California, excluding its choice of law rules.

     13.4 This Agreement supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral, between DPRC and Employee. No provision of this Agreement may be modified except by a writing signed by Employee and by the Chief Executive Officer of DPRC (or by such other person as may be expressly authorized to sign such writing by the Board of Directors of DPRC).

     13.5 All notices, demands, requests, consents, approvals or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed (i) in the case of notices to DPRC, to the Chief Executive Officer of DPRC at DPRC's headquarters office at such time, and (ii) in the case of notices to Employee, to Employee's home address as set forth on the employment records of DPRC, or to such other address as such party shall have specified most recently by written notice. Notices shall be deemed given on the date of service if personally served. Notices mailed as provided herein shall be deemed given on the third business day following the date so mailed.

     13.6 Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys', accountants' and experts' fees, incurred by the prevailing party in connection with such action or proceeding.

14.  Acknowledgment by Employee.  Employee (i) has carefully read and considered
     --------------------------
     the provisions of this Agreement, (ii) has had an opportunity to review the terms of this Agreement with legal counsel of his choosing, (iii) fully understands the extent and impact of the terms and provisions of this Agreement, and (iv) has executed this Agreement voluntarily.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DATA PROCESSING                                   EMPLOYEE
RESOURCES CORPORATION


By:___________________________                    ______________________
   Mary Ellen Weaver                              David M. Connell
   Chief Executive Officer

                                   EXHIBIT A
                       COMPENSATION OF DAVID M. CONNELL
                       --------------------------------

     The following summarizes the compensation to which Employee shall be entitled under the foregoing terms of this Employment Agreement.

1.   BASE SALARY:   Employee's base salary shall be $255,000 per
     ------------
                    year, paid in at least bi-weekly installments. Employee's base annual salary shall be reviewed and adjusted no less frequently than once per year. In no event, and under no circumstances, shall Employee's annual salary be reduced below the most recent annual salary.

2.   VACATION:      During the Term, Employee shall be entitled to five (5)
     ---------
                    weeks of paid vacation time per calendar year (plus such other time as may be permitted by the Board); provided, however, that any such vacation time, if not used, will be subject to DPRC's limitations on carrying forward unused vacation time, pursuant to which Employee's accrued vacation time may not exceed six (6) weeks at any time; and, provided further, that Employee shall use his best efforts to coordinate with the Chief Executive Officer of DPRC the dates upon which he uses his vacation so as to minimize the negative impact upon DPRC occasioned by Employee's absence.
                    Employee shall not be entitled to take in excess of four (4) weeks vacation at any one time, except by the written consent of the Chief Executive Officer of DPRC, or upon request of DPRC in connection with Employee's leave of absence for family, medical or other reasons, as permitted by law.

3.   OTHER
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     BENEFITS:
     ---------
                    During the Term, Employee shall be entitled to participate in and receive benefits under all profit-sharing plans, pension plans, group medical plans and other benefit plans for the payment of additional compensation or benefits to employees of DPRC that DPRC maintains for senior executive employees. In the event employee is terminated without Cause or due to Disability, or resigns for Good Reason, Employee shall be entitled to continuation of health and life insurance coverage for the period of time set forth in Paragraphs 12.2 and 12.4 of this Agreement

                    (the "DPRC Insurance Coverage Period"). During the DPRC Insurance Coverage Period, DPRC shall pay the employer portion of the cost of such coverage at the same levels offered to its senior executive employees, and Employee shall pay the employee portion of the cost of such coverage at the same level paid by its senior executive employees. Unless Employee was terminated for Cause, DPRC shall continue, following the DPRC Insurance Coverage Period, to offer group medical and life insurance at the same rates and levels of coverage as are offered to its then-current senior executive employees, until such time as Employee reaches age 65 (the "Employee Insurance Coverage Period"). During the Employee Insurance Coverage Period, if Employee accepts insurance coverage from DPRC, Employee shall pay the full cost of the premiums for such coverage. During either the DPRC Insurance Coverage Period or the Employee Insurance Coverage Period, Employee shall have the option of choosing Preferred Provider Organization, Exclusive Provider Organization, Health Maintenance Organization or such other types of plans or coverages as are available to DPRC's then-current senior executive employees.

4.   AUTOMOBILE
     ----------
     ALLOWANCE:     DPRC to pay Employee's automobile lease monthly payments
     ---------
                    of not more than $1,200, as well as all gasoline, insurance premiums, registration fees and repair and maintenance costs of such automobile. Employee shall be permitted to exchange his leased vehicle for a new one of equal or comparable value to that of the then currently leased vehicle to be replaced, similarly equipped, one time during the Term.

5.   BUSINESS
     --------
     EXPENDITURES:  Employee may be authorized to incur reasonable expenses for
     ------------
                    promoting and conducting the business of DPRC, including but not limited to expenditures for entertainment and travel, in such amounts and at such times as shall be determined and approved by the Chief Executive Officer of DPRC. DPRC shall reimburse Employee monthly for all such approved business expenses upon presentation of reasonable documentation establishing the amount, date, place and essential character of the expenditures.

6.   INCENTIVE
     ---------
     BONUS:         Employee's incentive bonus for each fiscal year shall
     -----
                    provide for a maximum bonus of up to 200% of his base salary for such year and shall be subject to such terms and conditions as shall be determined in good faith by the Board of Directors, with the recommendation of and in consultation with the Compensation Committee of the Board of Directors.
                    The incentive bonus may be based on financially oriented components or upon Employee's individual accomplishments or both. At the request of Employee, within ten (10) business days after the commencement of each fiscal quarter, DPRC shall advance to Employee up to one-eighteenth (1/18th) of the maximum bonus payable by DPRC to Employee hereunder. The incentive bonus earned for a fiscal year of DPRC (less the aggregate amount of all advances made by DPRC to Employee with respect to such fiscal year) shall be paid not later than thirty (30) calendar days following the review and approval by the Board of Directors of DPRC of the final financial statement results of the audit for said fiscal year by DPRC's independent auditors. In the event that the aggregate amount of advances made by DPRC to Employee hereunder during any fiscal year exceeds the amount of the incentive bonus earned by Employee for such fiscal year, Employee, within thirty (30) calendar days of the determination of such amount, shall pay such excess to DPRC.
                    The current incentive bonus plan is based on DPRC reaching its internal target levels of budgeted operating income for the fiscal year, as it may be amended as a result of acquisitions for the year included (the "Target OI"). A total of 50% of Employee's base salary shall be paid if the Target OI is achieved by DPRC. For each 5% above Target OI achieved by DPRC, Employee shall receive an additional 10% of base salary up to the maximum 200% of base salary.

7.   INDEMNI-
     -------
     FICATION:      DPRC shall enter into a directors and officers
     --------
                    Indemnification Agreement with Employee pursuant to which DPRC will be required to indemnify Employee against personal liability for acts of DPRC to the maximum extent permitted by law.

8.   STOCK
     -----
     OPTIONS:       Notwithstanding anything to the contrary in any Stock Option
     -------
                    Agreement or Incentive Stock Agreement previously entered into by DPRC and Employee, DPRC hereby reaffirms its obligations under and pursuant to the "Change of Control" provisions set forth in Paragraph 13 of the Prior Employment
                    Agreement. Specifically, upon the occurrence of a "change of control" during the Term, any and all stock options granted to Employee under DPRC's stock option plans shall, whether or not Employee is terminated as a result of such change of control, become immediately vested and exercisable for a period not to exceed the lesser of (a) two (2) years, or (b) the date on which such stock options would otherwise have terminated (other than by reason of the termination of the Employment). Notwithstanding the definition of "change of control" or the two-year time limitation on accelerated vesting set forth in the Prior Employment Agreement, for the purpose of the amendment to all options previously granted to Employee, as well as all future options, such stock options shall vest in full following a "change of control" during the Term and the term "change of control" shall mean
                    (i) any merger or consolidation where DPRC is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of DPRC's Common Stock are converted into cash, other property or securities of another corporation, other than, in either case, a merger or consolidation in which the shares of DPRC's Common Stock outstanding immediately prior to such merger or consolidation represent or are converted into securities representing more than 50% of the voting power of the surviving corporation in such merger or consolidation or the parent of such corporation, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of DPRC, (iii) the approval by the shareholders of DPRC of any plan or proposal for the liquidation or dissolution of DPRC,
                    (iv) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of

                    Rule 13d-3 under the Exchange Act) of 35% or more of DPRC's outstanding Common Stock after the date hereof, or (v) there shall be any change of control of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor regulation of substantially similar import, regardless of whether DPRC is subject to such reporting requirement at such time.

                    In addition, in the event Employee is terminated without Cause, as defined in Paragraph 12.7 of this Agreement, the members of the Board of Directors who are not directly involved in terminating Employee shall consider accelerating vesting of any unvested options held by Employee based upon all of the facts and circumstances surrounding the termination, including Employee's performance and tenure with DPRC; provided, however, that the disinterested Directors involved in such determination shall be under no obligation to accelerate vesting of options and shall specifically not do so if such acceleration would cause a disallowance of "pooling of interests" accounting in any DPRC merger transactions.

9.   ESTATE
     ------
     PLANNING:
     ---------
                    DPRC will reimburse Employee for all reasonable attorney's fees, in an amount not to exceed $5,000 per calendar year, incurred in connection with creating, reviewing and/or revising Employee's will and estate plan.